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FOR IMMEDIATE RELEASE                                           November 2, 2007
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Patient Portal Technologies Acquires TB&A Hospital Television, Inc.

   Acquisition expands national rollout; provides access to over 600 hospitals throughout the United States

Palm Beach Gardens, Fl - Patient Portal Technologies, Inc. (OTCBB: PPRG) announced today that the Company has completed its acquisition of TB&A Hospital Television, Inc., a national hospital telecommunications service and equipment provider with over twenty years of operations. The acquisition will provide access to over 600 hospitals and deliver a broad portfolio of entertainment, education, and bedside information services as well as television equipment sales to hospitals and government institutions. TB&A will be operated as a wholly-owned subsidiary of the Company and will maintain its headquarters and warehouse facility in Amherst, NY. The purchase price was $4,275,000, comprised of $3,875,000 in cash and $400,000 of assumed debt. The acquisition was funded through a $7,000,000 Senior Secured Debt facility provided by Dutchess Private Equity Fund of Boston, MA.

For the nine months ended September 30, 2007, TB&A had revenues of approximately $8.5 million, and is on track to achieve revenues of $11.5 million for the full calendar year. For the past three years, TB&A has achieved average annual revenue growth of 28%, and the Company projects revenues of $14 million for this subsidiary in calendar year 2008.

"This is the first of a series of planned acquisitions in our aggressive growth strategy to acquire profitable hospital service companies that provide long-term marketing relationships and use that access to introduce our entire suite of Patient Portal products and services", said Kevin Kelly, President of the Company. "This acquisition gives Patient Portal the ability to deliver additional services and increase our per hospital revenues to a well-established customer base. We are excited about the TB&A acquisition because they have had a very successful operating history for the past 20 years and we believe that the combination of their expertise and Patient Portal's innovative suite of services will create one of the most unique service offerings in the healthcare industry", he added.

Company information is available at http://www.patientportal.com.

ABOUT PATIENT PORTAL TECHNOLOGIES:
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Patient Portal Technologies is a leading provider of creative technology solutions and process improvements for healthcare institutions. The company's products and services utilize a state-of-the-art proprietary software platform that optimize hospital processes, improves patient flow and patient satisfaction, reduces administrative costs, and maximizes reimbursement to the institutions. The Company utilizes a state-of-the-art data and operator call center in Syracuse, NY to coordinate its services to institutions throughout the United States.

ABOUT TB&A HOSPITAL TELEVISION, INC.:
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TB&A has been a leader in providing patient communications services, patient education service and hospital equipment sales for over 20 years and has enjoyed long-term relationships with its institutional customers. The Company's services include telephone and television rental, billing and collections service, repair tracking, television sales, and customer service for hospital patients.

Contact: Patient Portal Technologies, Inc. Investor Relations:
         Vanessa Loysen (315) 638-6708


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